As filed with the Securities and Exchange Commission on February 4, 2005

Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

United America Indemnity, Ltd.
(Exact name of registrant as specified in its charter)

Cayman Islands	98-0417107
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Walker House
87 Mary Street
P.O. Box 908GT
George Town, Grand Cayman
(345) 807-9060
(Address of principal executive offices) (Zip code)

Penn-America Group, Inc. 2002 Stock Incentive Plan
(Full title of the plan)

NRAI, Inc.
P.O. Box 927
West Windsor, New Jersey 08550
(609) 716-0300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard March, Esq.	Daniel E. Wolf, Esq.
United America Indemnity, Ltd.	Skadden, Arps, Slate, Meagher & Flom LLP
Three Bala Plaza, Suite 300	Four Times Square
Bala Cynwyd, PA 19004	New York, NY 10036
(610) 664-1500	(212) 735-3000
Facsimile: (610) 660-8882	Facsimile (212) 735-2000

This Form S-8 is registering 183,211 United America Indemnity, Ltd. (“United America Indemnity”) Class A common shares, $0.0001 par value per share, representing the number of Class A common shares to be issued upon the exercise of options outstanding under the Penn-America Group, Inc. 2002 Stock Incentive Plan after giving effect to the option conversion ratio used in connection with the merger of a subsidiary of United America Indemnity and Penn-America Group, Inc. of 0.8997 of a Class A common share for each share of Penn-America common stock underlying such options.

The registrant previously registered 183,211 Class A common shares on Form S-4, Registration Statement No. 333-120790; $369.65 was previously paid in connection with the filing of Registration Statement No. 333-120790.

EXPLANATORY NOTE

     On January 24, 2005, a subsidiary of United America Indemnity, Ltd. (the “Company” or the “Registrant”) completed a merger with Penn-America Group, Inc. (“Penn-America”) on the terms and conditions set forth in the Agreement and Plan of Merger, dated as of October 14, 2004, by and among Penn-America, the Company and Cheltenham Acquisition Corp. (the “Merger Agreement”). Pursuant to the merger, Penn-America became an indirect, wholly owned subsidiary of the Company. Pursuant to the terms of the Merger Agreement, the Company agreed to assume outstanding options to purchase an aggregate of 203,635 shares of Penn-America common stock. As of the effective time of the merger, these options were converted automatically into options to purchase an aggregate of 183,211 of the Company’s Class A common shares (after applying the option conversion ratio of 0.8997 of a Class A common share for each share of Penn-America common stock underlying such options).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to employees and/or directors of the Company as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference herein:

(a)	Our Annual Report on Form 10-K for the period ending on December 31, 2003, filed with the SEC on March 30, 2004.

(b)	Our Quarterly Reports on Form 10-Q for the periods ending on March 31, 2004, June 30, 2004 and September 30, 2004, as filed with the SEC on May 17, 2004, August 16, 2004 and November 12, 2004, respectively.

(c)	Our Current Reports on Form 8-K as filed with the SEC on October 15, 2004, January 4, 2005, January 11, 2005 and January 27, 2005.

(d)	The description of the Registrant’s Class A common shares contained in the Registrant’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on December 15, 2003 (No. 000-50511), which incorporates by reference the description of the Registrant’s Class A common shares set forth under “Description of Share Capital” in the Registrant’s prospectus filed with the Securities and Exchange Commission on December 16, 2003 pursuant to Rule 424(b) of the Securities Act.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended (“Exchange Act”), subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     The Amended and Restated Articles of Association for the Registrant require the indemnification of its directors and officers against liabilities they may incur while discharging the duty of their offices (as well as advancement of expenses to defend claims in connection therewith).

     The Registrant has also entered into indemnification agreements with its directors and officers, under which the Registrant agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that the director or officer is or was its director, officer, employee or agent, provided that the director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the Registrant’s best interest.

     Cayman Islands law does not limit the extent to which a company may indemnify its directors, officers, employees and agents, except to the extent that any such provision maybe held by the Cayman Islands courts to be contrary to public policy. For instance, a provision purporting to provide indemnification against civil fraud or the consequences of committing a crime may be deemed contrary to public policy. In addition, an officer or director may not be indemnified for his own fraud, willful neglect or willful default.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Memorandum and Articles of Association of United America Indemnity, Ltd.

5	Opinion and Consent of Walkers (Cayman Islands counsel).

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2	Consent of Walkers (Cayman Islands counsel) is contained in its opinion filed as exhibit 5 hereto.

24	Power of Attorney (included on signature page).

Item 9. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the George Town, Grand Cayman, Cayman Islands on this 4th day of February 2005.

UNITED AMERICA INDEMNITY, LTD.
By:	/s/ David R. Bradley
Name:	David R. Bradley
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

     That each person whose signature appears below constitutes and appoints David R. Bradley, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title

/s/ Saul A. Fox Saul A. Fox	Chairman and Director
/s/ David R. Bradley David R. Bradley	Chief Executive Officer and Director, (Principal Executive Officer)

Signature	Title

/s/ Troy W. Thacker Troy W. Thacker	Vice Chairman and Director
/s/ Kevin L. Tate Kevin L. Tate	Principal Financial and Accounting Officer
/s/ Russell C. Ball, III Russell C. Ball, III	Director
/s/ Stephen A. Cozen Stephen A. Cozen	Director
/s/ Angelos J. Dassios Angelos J. Dassios	Director
/s/ John J. Hendrickson John J. Hendrickson	Director
/s/ Michael J. McDonough Michael J. McDonough	Director
/s/ Edward J. Noonan Edward J. Noonan	Director
/s/ W. Dexter Paine, III W. Dexter Paine, III	Director
/s/ Kenneth J. Singleton Kenneth J. Singleton	Director

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Memorandum and Articles of Association of United America Indemnity, Ltd.

5	Opinion and Consent of Walkers (Cayman Islands counsel).

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2	Consent of Walkers (Cayman Islands counsel) is contained in its opinion filed as exhibit 5 hereto.

24	Power of Attorney (included on signature page).